                                                                   EXHIBIT 10.43

                             DEMAND PROMISSORY NOTE


Amount: $242,647.00                         Chicago, Illinois, December 27, 2000


         On demand, but no later than March 31, 2001, the undersigned, for value received, promises to pay to the order of

                            APEX INVESTMENT FUND III

TWO HUNDRED FORTY TWO THOUSAND SIX HUNDRED FORTY SEVEN DOLLARS at its offices located at 225 W. Washington Street, Suite 1450, Chicago, Illinois 60606, or such other place as it or any holder (collectively "Holder") of this Note may from time to time designate in writing, together with interest thereon, computed on the basis of a 360 day year for the actual number of days elapsed from the date hereof until paid at that rate of interest per year which shall be equal to 12%. After demand, interest shall be payable at a rate of interest which shall be 5% per year more than would otherwise be payable on this Note. The undersigned shall have the right to repay this Note in full or in part including all interest payable under this Note at any time without penalty.

It is the intention of the undersigned and the Holder to conform strictly to applicable usury laws. Accordingly, if the interest payable hereunder would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary herein, it is agreed that the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this note or otherwise in connection with this note shall under no circumstances exceed the maximum amount of interest allowed by applicable law.

All principal indebtedness outstanding hereunder and accrued interest thereon shall become immediately due and payable without notice or demand upon the occurrence of any of the following events of default: (a) the undersigned fails to pay any amount payable on this Note upon demand; (b) the undersigned makes a general assignment for the benefit of its creditors, becomes or is adjudicated insolvent or bankrupt or applies to any court for an arrangement or adjustment of his debts; (c) a receiver, trustee or custodian is appointed for all or substantially all of the undersigned's property; or (d) a proceeding relating to any of the foregoing is commenced against the undersigned and not dismissed within 30 days, or commenced by the undersigned.

Demand shall be made in writing to the undersigned at its principal executive offices located at 190 S. LaSalle Street, Suite 1710, Chicago, Illinois 60603. The undersigned agrees to pay all expenses of collection of this Note including reasonable attorneys' fees and legal expenses. The undersigned and all endorsers hereby expressly waive presentment, protest, notice of dishonor, and notice of any kind in respect to this Note, as well as any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Note, and agrees that any such action or proceeding shall be tried before a court and not a jury. No renewal or extension of this Note, no release of any person primarily or secondarily liable on this Note, no delay in the enforcement of this Note, and no delay or omission in exercising any right or power under this Note shall affect the liability of the undersigned or any endorser hereof.

This Note and all rights and obligations arising hereunder shall be governed by the laws of the State of Illinois and shall be binding upon the undersigned's successors and assigns.


AELIX, INC.


By:  /s/ THOMAS C. RATCHFORD
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         Thomas C. Ratchford